Exhibit 10.4

                              CONSULTING AGREEMENT

      This Agreement is made and entered into as of July 6, 2001 by and between DAN FORIGO, BLAINE RUZYCKI, NOLA RUZYCKI AND MICHELLE BALIC (hereinafter collectively referred to as the "Consultants"), persons residing in and pursuant to the laws of Alberta and MONEYFLOW SYSTEMS INTERNATIONAL INC., a Company duly incorporated pursuant to the laws of Nevada (hereinafter referred to as the "Company").

WHEREAS, the Company is desirous of the Consultants performing certain tasks on its behalf as more specifically stated in the Appendices attached hereto; and

WHEREAS, the Consultants have reviewed the attached Appendices and are desirous of performing the stated tasks for the Company; and

WHEREAS, both parties hereto have agreed each with the other that the Consultants will perform the tasks stated in the attached Appendices upon the terms and conditions hereinafter recited.

IT IS HEREBY AGREED BY AND BETWEEN THE PARTIES THAT:

      1. The Appendices attached hereto and marked as Appendix A through F respectively are incorporated herein by this reference and are integral parts of this Agreement and the duties herein stated are binding upon the parties hereto.

      2. Upon execution of this Agreement, the Consultants shall immediately commence:

            A. Construction of the interactive CD-ROM presentation in accordance with the provision of Appendix A;

            B. Solicited mass e-mail distribution to pre-qualified parties as provided for in Appendix B;

            C. Construction of Brochures related to the Company and its products in accordance with the provisions of Appendix C;

            D. Solicited mass fax-out to brokerage firms and institutions in accordance with the provisions of Appendix D;

            E. Initiate development of T.V., Radio and Internet Web casting in accordance with the provisions of Appendix E;

            F. Create an in-depth Market Awareness Campaign as provided for in Appendix F.

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      3.    The initial term of this Agreement shall be twelve (12) months from the date of execution hereof. The parties hereto shall have the option of renewing this Agreement for a further twelve (12) month term upon mutual agreement anytime before the expiration of the initial term.

      4. Notices. Where it is required in the agreement that notice be given, the notice shall be in writing and shall be delivered in person, or sent by registered mail, postage prepaid or by way of facsimile transmission, to the parties at the following addresses:

            To the Company:

            Hal Schultz, President
            Moneyflow Systems International
            #3, Bldg. F 5508-1st Street S.E.
            Calgary, Alberta T2H 2W9
            Fax: (403) 319-0240

            With a Copy to:

            Claudia J. Zaman, Esq.
            21800 Oxnard Street, Suite 440
            Woodland Hills, CA  91367
            Fax: (818) 598-6778

            To the Consultants:
            412-22-Avenue N.E.
            Calgary, Alberta T2E 1T7
            Fax: (403) 686-4501

      5. This Agreement is personal to the parties hereto and may not be assigned to any other person, partnership, corporation or association without the prior written consent of the other party.

      6. The Company acknowledges that the Consultants in performing the services noted in the attached Appendices are relying exclusively upon the information provided them by the Company and therefore, notwithstanding anything to the contrary herein contained, the Company acknowledges that it is solely responsible for the truthfulness of the information provided to the Consultants. Should any of the provided information be incorrect, resulting in injury to the Consultants from its inaccuracy or material omission, the Company agrees to indemnify and hold harmless Consultants from its inaccuracy or material omission, the Company agrees to indemnify and hold harmless Consultants, its Officers, Directors, Agents, Employees or Assigns from any and all liability arising from the performance of the Consultants duties herein which uses said inaccurate or materially misleading Company information.


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      7.    Not to restrict paragraph 5, the Company further acknowledges that it has a duty to review any and all information prepared by the Consultants and Consultants agree to provide the Company and its counsel with drafts of all written material for review and approval before publication. Therefore, any and all errors and/or omissions contained in any of the documents provided to the Company by the Consultants, to the extent that the errors or omissions are the fault of the Company, are hereby waived in their entirety and the Company agrees to indemnify and hold Consultants harmless for the same should they occur and waives any action it can or may have against Consultants, its Agents, Employees, Directors, Officers or Assigns for any damage or loss occasioned as a result of any said errors and/or omissions originating from the Company and further should any damage be occasioned to any third party as a result of any said error or omission originating from the Company, the Company agrees to indemnify and hold harmless Consultants, its Directors, Officers, Employees, Agents or Assigns for any and all said damages, including, but not limited to, legal fees incurred.

      8. The Consultants agree to indemnify and hold the Company harmless because of any claims, or other litigation, whereby the Company believes it is required to defend itself, due to an alleged misrepresentation promulgated by the Consultants, relating to the Company and its products or services. In addition, the Company and the Consultants shall each be excused from performance due to any act of God, fire, strike, riot, civil disobedience, insurrection, boycott, act of public authorities, delay or default caused by public common carriers, inability to obtain raw materials, computer related equipment outages, or other causes beyond reasonable control, provided the Company and the Consultants shall take all steps reasonably necessary to effect prompt resolution of the inability to perform the Agreement.

      9. The Consultants shall have the right hereunder to conduct any investigation of the Company's products it deems necessary in order for it be assured that the Company is following the terms and the spirit of this Agreement. In the event that the Consultants, in the course of their investigation, form the reasonable belief that the Company is or may not be able to fulfill its obligations hereunder, such as not having sufficient inventory available to satisfy consumers' needs or is conducting its business affairs in a manner not consistent with the standards and the ethics of typical business, the cost of the investigation shall be borne by the Company and the Consultants shall, at their sole option, be entitled to forthwith terminate this Agreement without Notice or Penalty.

      10. This Agreement shall be governed by the laws of the Province of Alberta and any court proceedings commenced hereunder shall be commenced and concluded at the venue of Consultant's direction within the Province of Alberta and that should any legal action be commenced by the Company against the Consultants, the Company shall provide the Consultants with fourteen (14) days' written notice to the Consultants to select venue within the Province of Alberta to commence its


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            action. Should the Consultants refuse or neglect to advise the
            Company of said venue within the time period noted herein, then the Company shall be at liberty to select is own venue within the Province of Alberta.

      11. Should any provision of this Agreement be ruled invalid, unenforceable or illegal, then and in that event the offending provisions shall be struck here from and be of no further force and effect but that the remainder of the Agreement shall remain in full force and effect.

      12. In consideration of the Consultants performing the services noted in the attached Appendices, the Company shall pay to the Consultants as compensation, 678,750 shares each of the Company's common stock, in restricted form, totaling 2,715,000 shares to be issued to the Consultants as full and complete compensation under this Agreement. Half of the shares shall be issued upon execution of this Agreement and the remaining shares shall be issued ninety days from the date of this Agreement, subject to the approval of the Company's Board of Directors, after a review of the Consultant performance to that point. The shares shall be valued at U.S. $.01 per share at the time of issuance.

      13. The parties acknowledge each to the other that this Agreement has been approved by each party's Board of Directors and is a binding Agreement on both parties as evidenced by the execution hereof by an authorized signatory of each party.

Per:

__________________________________      ________________________________________
Blaine Ruzycki                          Dan Forigo

__________________________________      ________________________________________
Michelle Balic                          Nola Ruzycki


The Company:

__________________________________
Hal Schultz, President


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                                   Appendix A
                       Details of the CD-ROM Presentation

1. The Consultants will commence with the construction of an interactive multimedia CD-ROM with elements that will be produced from any information given to us by the Company.

2. The Consultants will use the latest interactive developmental tools such as Macromedia Flash and Authorware to create a fully enabled multimedia presentation for The Company.

3. This CD-ROM's presentation contents will be a series of video press releases and video interviews of The Company and behind the scenes of the Company corporate offices.

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                                   Appendix B
                               Email Distribution

1. The Consultants will commence on soliciting the services of leading financial websites for their solicited email lists.

2. Weekly updates to shareholders and prospective shareholders in a Press Release format.

3. These emails allow the Company to directly disseminate information to potential investors, the Consultants shall obtain and provide to Indigo pre-qualified and solicited email addresses.

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                                   Appendix C
                            Details of the Brochures

1. The Consultants will construct a corporate information package which will include all corporate information and also to include a die cut for CD-ROM presentation and business card.

2. The Consultants will facilitate a mail out of this promotional package to existing shareholders and customers of The Company and to prospective clients and shareholders. The Company will be responsible for all costs of postage related with this mail out.

3. Brochure design elements and copy content will be discussed extensively with our team at The Consultants and The Company.

4.    Ownership of content will be the sole ownership of The Company.

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                                   Appendix D
                                     Fax-Out

1. The Consultants will commence on a mass fax-out to brokerage and investment firms.

2. The Consultants will use this for concreting future awareness on public relations campaigns.

3. Contacts and relationships already made with Broker/Dealers and International firms will be used for this solicitation.

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                                   Appendix E
                            T.V., Radio, Web Casting

1. The Consultants will use the latest technology and resources to market The Company into a household name.

2. The Consultants will solicit the services of various radios and television investment shows to help create awareness.

3. The Consultants will undergo the hiring of a streaming video provider to also help facilitate the marketing of The Company.

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                                   Appendix F
                            Market Awareness Campaign

The Consultants shall provide the creative imagery for and produce a Public Relations Package to send forth to Market Makers on the Company stock. The actual layout and production of this package for public distribution will be done and approved systematically by The Company management.

The Consultants shall produce an investor relation's presentation for The Company. This presentation shall be produced with guidance from various individuals from Moneyflow International Inc. as agreed. Throughout the contract, several trips may be needed and necessary to facilitate the production of the presentation.